Exhibit 99.1

SouthWest Water Company Completes Comprehensive Financial Review of Prior Years’ Financial Results

LOS ANGELES--(BUSINESS WIRE)--July 9, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it has completed its comprehensive financial review. Restatement of prior period financial statements include the years ended December 31, 2006 and 2007 and the quarters ended March 31, 2008 and June 30, 2008. The table below shows the restated periods’ revenue and net income (loss) as compared to previously reported numbers. For the periods prior to January 1, 2006, the cumulative adjustments to correct errors are recorded as adjustments to retained earnings at December 31, 2005. The cumulative reduction in net income from the restatement was $10.2 million.

(in thousands)	Previously Reported	As Restated	Revenue Change	Net Income Change
Retained earnings at December 31, 2005	$22,202	$5,004		$(17,198)

Year ended December 31, 2006:
Revenue	$218,802	$212,503	$(6,299)
Net income (loss)	$9,399	$6,246		$(3,153)

Year ended December 31, 2007:
Revenue	$217,347	$214,876	$(2,471)
Net income (loss)	$(8,046)	$1,589		$9,635

Quarter ended March 31, 2008:
Revenue	$50,763	$49,610	$(1,153)
Net income (loss)	$(601)	$(1,234)		$(633)

Quarter ended June 30, 2008:
Revenue	$57,066	$56,931	$(135)
Net income (loss)	$(787)	$355		$1,142

Cumulative Net Income Adjustments due to Restatement				$(10,207)

The restatements are to correct for errors in previous financial statements and are more fully explained in Note 2 of Notes to Consolidated Financial Statements of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 which was filed today with the Securities and Exchange Commission. The Form 10-K also discusses material weaknesses in the company’s internal control over financial reporting during and prior to the restatement periods, as well as plans to remediate such weaknesses, in Part II, Item 9A, “Controls and Procedures”.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
213-929-1846
www.swwc.com